Exhibit 99.1

AP Acquisition Corp Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing February 7, 2022

NEW YORK, February 4, 2022 – AP Acquisition Corp (the NYSE: APCA-U) (the “Company”) announced today that, commencing February 7, 2022, holders of the units sold in the Company’s initial public offering of 17,250,000 units, closed on December 21, 2021, may elect to separately trade the Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “APCA-U,” and the Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “APCA” and “APCA-W,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Keiichi Suzuki, CEO, AP Acquisition Corp

Email: info@apacquisitioncorp.com

Phone: +852 2918 0050

Website: https://www.apacquisitioncorp.com/